Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Reports Fourth Quarter and Full Year 2009 Results

PITTSBURGH, PA – February 3, 2010 - Mastech Holdings, Inc. (NYSE Amex: MHH – News), a national provider of Information Technology staffing services, announced today its financial results for the fourth quarter and full year ended December 31, 2009.

Fourth Quarter Results

Revenues for the quarter were $15.6 million, compared to $23.1 million reported in the corresponding quarter last year. Gross margins in the 2009 quarter increased to 19.2% compared to 17.8% for the 2008 quarter. Consolidated net income for the fourth quarter 2009 totaled $219,000 or $0.06 per diluted share, compared to $289,000, or $0.08 per diluted share, in the same period last year.

Full Year Results

Revenues for the year totaled $71.1 million, compared to $96.6 million in 2008. Gross margins for the full year 2009 were approximately 19%, which is in line with last year’s performance. Consolidated net income for 2009 totaled $1.4 million, or $0.38 per diluted share, compared to $3.5 million, or $0.98 per diluted share in 2008. The Company’s results in 2008 included certain income tax benefits derived from the Company’s participation in its former parent’s consolidated U.S. income tax return, which are not available to the Company as a stand alone organization. The impact of such tax benefits in 2008 on consolidated net income totaled $1.0 million, or $0.27 per diluted share.

Thomas Moran, Chief Executive Officer of Mastech stated, “As we enter 2010, we are encouraged by signs of improving market conditions within most staffing segments. We’re also pleased with the progress made to strengthen our business model and enhance our ability to capitalize on improving economic conditions. During the quarter, we invested in our sales and recruiting organizations; took steps to divest of non-performing assets; and instituted accountability and performance metrics throughout our entire organization. I’m confident that these building blocks will have a positive impact on our operating results during 2010.”

Commenting on the Company’s financial position, Jack Cronin, Chief Financial Officer, stated, “Despite the challenging economic conditions faced in 2009, our financial position remains strong. During the year we increased our cash balances by $2.7 million, to $7.1 million at year-end 2009. Our tangible net worth also increased during the year to $11.3 million from $9.4 million at December 31, 2008. We continue to have no long-term debt outstanding and access to approximately $6 million of credit under our existing loan facility.”

In conjunction with its fourth quarter earnings release, Mastech will host a conference call at 9:00 A. M. EST on February 3, 2010 to discuss these results and to answer questions. A live webcast of this conference call will be available on the company’s website, www.mastech.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through February 10, 2010.

About Mastech Holdings, Inc.:

Leveraging the power of 20 years of IT experience, Mastech (NYSE Amex: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2008.

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For more information, contact:

Donna Mascia

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497